Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-253175

PROSPECTUS SUPPLEMENT NO. 12

(To prospectus dated May 12, 2021)

Up to 29,368,920 Shares of Common Stock

This prospectus supplement no. 12 amends and supplements the prospectus dated May 12, 2021, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 29,368,920 shares of our common stock, par value $0.0001 per share (as supplemented or amended from time to time, the “Prospectus”).

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 28, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is listed on the NASDAQ Global Market under the symbol “GMTX.” On February 25, 2022, the last reported sale price of our common stock on the NASDAQ Global Market was $1.43.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 10 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 28, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2022

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39438	85-1612845
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)

(617) 401-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GMTX	The Nasdaq Global Market

☒

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 28, 2022, the Board of Directors (the “Board”) of Gemini Therapeutics, Inc. (the “Company”) approved a restructuring plan (the “Plan”) to reduce the Company’s operations to preserve financial resources, resulting in a reduction of the Company’s workforce by up to twenty-four (24) positions by the end of second quarter 2022. As a result of the Plan, the Company expects to incur a pre-tax restructuring charge in the first quarter of 2022 within the range of $1.6 million to $1.9 million, which is expected to consist of employee severance and other restructuring related costs and expenses. As the Plan is implemented, the Company’s management will re-evaluate the estimated costs and expenses set forth above and may revise the estimated restructuring charge as appropriate, consistent with generally accepted accounting principles.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of President and Chief Executive Officer

The Board also approved a separation agreement in connection with the departure of its Chief Executive Officer, Jason Meyenburg (the “Separation Agreement”). Mr. Meyenburg’s last date of employment with the Company as its President and Chief Executive Officer is February 28, 2022 (the “Separation Date”). Mr. Meyenburg will no longer serve as a director of the Company, effective as of February 28, 2022. Mr. Meyenburg’s resignation from the Board was not due to any disagreement with the Company’s operations, policies or practices. Pursuant to the Separation Agreement, Mr. Meyenburg is entitled to receive (i) an amount equal to twelve (12) months of his base salary, (ii) a pro rata portion of his target bonus (as defined in his employment agreement) for 2022 (the calendar year in which the last day of his employment occurs), and (iii) monthly COBRA premiums paid by the Company until the earlier of (a) twelve (12) months from the Separation Date, (b) the date Mr. Meyenburg becomes eligible for health insurance through another employer, or (c) the cessation of Mr. Meyenburg’s continuation coverage rights under COBRA. The Separation Agreement also contains a reaffirmation of Mr. Meyenburg’s confidentiality and restrictive covenant obligations to the Company and a general release of claims by Mr. Meyenburg. Mr. Meyenburg will continue to contribute to the Company in an advisory role for a period of time following the Separation Date, during which time he will continue to vest in his existing equity awards. In addition, Mr. Meyenburg may exercise his vested stock options until 180 days after the termination of his advisory role, or the original expiration date of such stock options, if earlier.

The foregoing summary does not purport to be complete and is qualified in its entirety by the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Appointment of Interim President and CEO

In connection with Mr. Meyenburg’s departure, the Board appointed Dr. Georges Gemayel, the Company’s current Executive Chair, to serve as Interim President and Chief Executive Officer, effective as of February 28, 2022. Dr. Gemayel will continue to serve as a member and Chair of the Board. Biographical information regarding Dr. Gemayel is contained in and incorporated herein by reference from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on August 17, 2021.

Dr. Gemayel does not have any family relationships with any of the Company’s directors or executive officers. The terms of Dr. Gemayel’s employment with the Company are set forth in the Employment Agreement by and between the Company and Dr. Gemayel, dated November 15, 2021, filed with the Securities and Exchange Commission on November 15, 2021.

Item 7.01 Regulation FD Disclosure

On February 28, 2022, the Company issued a press release entitled “Gemini Therapeutics Provides Corporate Update.” The press release is attached hereto as Exhibit 99.1 and incorporated herein solely for purposes of this Item 7.01 disclosure.

The information in this Item 7.01, including Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing. This Current Report shall not be deemed an admission as to the materiality of any information in the Current Report that is required to be disclosed solely by Regulation FD.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the timing of and costs associated with our planned restructuring, and the benefits we expect to receive from the restructuring. Forward-looking statements include statements relating to our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in Gemini’s most recent Annual Report on Form 10-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors included in any of our future filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the ongoing COVID-19 pandemic and there may be additional risks that we consider immaterial, or which are unknown. It is not possible to predict or identify all such risks. Our forward-looking statements only speak as of the date they are made, and we do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and Release, by and between Gemini Therapeutics, Inc. and Jason Meyenburg, dated February 28, 2022

99.1	Press Release by Gemini Therapeutics, Inc., dated February 28, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gemini Therapeutics, Inc.

By:	/s/ Brian Piekos
Name:	Brian Piekos
Title:	Chief Financial Officer

Dated: February 28, 2022